Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS FINANCIAL RESULTS FOR 2023

DALTON, GEORGIA (March 8, 2024) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the year ended December 30, 2023.

•The Company announced an operating income of $5.0 million for fiscal year 2023
•Gross profit margin in the fiscal year 2023 was 26.7% compared to 17.7% in the fiscal year 2022
•Year over year net sales in the fourth quarter were up 1.8% on an average weekly basis

For the year 2023, net sales for the Company were $276,343,000 as compared to $303,570,000 for the fiscal year 2022. Fiscal year 2023 included 52 weeks as compared to the fiscal year 2022 at 53 weeks. On an average weekly basis, sales in 2023 were $5,314,000 per a week compared to $5,728,000 per a week in 2022. The operating income on the year was $5,048,000 compared to an operating loss of $28,156,000 in the prior year. The net loss from continuing operations on the year was $1,952,000 in 2023, or $0.13 per diluted share, compared to a net loss of $33,415,000, or $2.21 per diluted share, in 2022. The net loss on the year was $2,718,000, or $0.18 per diluted share, compared to a net loss of $35,079,000, or $2.32 per diluted share, in 2022.

In the fourth quarter of 2023, net sales were $66,674,000 compared to $70,535,000 in the fourth quarter of the prior year. On an average weekly basis, sales averaged $5,129,000 over the 13 weeks in the fourth quarter of 2023 compared to an average of $5,038,000 over the 14 weeks in the fourth quarter of 2022. The net income for the fourth quarter of 2023 was $3,160,000 with an income of $3,430,000 from continuing operations. This compares to a loss of $18,455,000 in the fourth quarter of 2022 with a loss of $17,681,000 from continuing operations.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Adjusted for the additional week in our prior fiscal year, weekly sales in the fourth quarter were approximately 2% better in 2023 as compared to 2022. Net sales for the year 2023 were down 9.0% over prior year, but were down 7.2% on an adjusted weekly basis. The lower net sales amount was the result of a slowdown in the floorcovering industry driven by high interest rates which have dramatically impacted the housing and residential remodeling markets. We believe the overall flooring industry experienced a significantly higher reduction in year over year sales volume, indicating we are continuing to gain market share in our core markets.

During 2023, we were able to reduce costs over $35 million and we have a plan to further reduce costs in 2024 by $10 million. Our gross margins in the fiscal year 2023 improved by nine percentage points to 26.7% of net sales as compared to 17.7% of net sales in the fiscal year of 2022. This significant improvement to gross margins in 2023 is, in part, the result of our cost reductions and plant consolidation efforts that were substantially complete in the first quarter of the year. The facility consolidations have better aligned production with demand and lowered costs through more efficient absorption of fixed costs and headcount reductions and we have experienced operational improvements in our manufacturing facilities.

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The Dixie Group Reports 2023 Results

March 8, 2024
As part of our 2024 cost improvement initiatives, and in order to better position our company strategically, we will start operations on our own extrusion of nylon in the first quarter of 2024. This action will moderate the impact of any disruptions of raw materials in the future and lower our costs.

In addition to lowering costs and improving operations throughout 2023, we also continued to invest in our growth initiatives which have enabled us to gain market share. As we enter 2024, we are pleased with the growth we are seeing from our key growth initiatives and the resilience of our nylon carpet category. We have new product launches planned in each product segment, and we will be celebrating the 50th anniversary of our Fabrica brand with a strong marketing and promotional campaign. Our early 2024 market season has been very good with strong levels of attendance and great reception to our new products.

Throughout 2023, we took numerous actions to drive sales and improve our operations while continuing to invest in our future through growth initiatives and extrusion capabilities. We believe the actions we have taken have better prepared us for the current difficult economic environment and have positioned us for the eventual upturn which we will inevitably experience. To date, for the first quarter of 2024, order entry is closely in line with orders in the same period a year ago.” Frierson concluded.

The Company's fiscal year 2023 consisted of 52 weeks as compared to fiscal year 2022 consisting of 53 weeks. Net sales in fiscal year 2023 were $276.3 million as compared to $303.6 million in 2022, or a year over year reduction of 9%. On an average weekly basis, net sales decreased by 7.2%.

The gross margin in 2023 was 26.7% as compared to 17.7% in the fiscal year 2022. The gross margin in 2022 was negatively impacted by our former primary raw material provider’s decision to exit the business. The change in raw materials resulted in higher manufacturing costs and inefficiencies related to product development and testing in 2022. In 2023, we experienced significant improvement in gross margins as the result of lower raw material costs and favorable operating results primarily due to our facilities consolidation efforts that were substantially completed in the first quarter of this year. Gross margins in the fourth quarter of 2023 were 27.0%, or 13 percentage points higher than the gross margin in the fourth quarter of 2022 at 14.0%. Selling and administrative costs for the fiscal year were lower by $2.8 million or 3.7% lower in 2023 as compared to 2022 primarily due to lower sample costs in 2023.

The Company’s net receivables decreased $1.3 million from the balance at fiscal year end 2022 primarily due to more favorable timing of customer payments in 2023. Net inventories decreased $7.5 million or 8.9% from the fiscal year end 2022 due to lower costs and lower planned inventory volume. The total balances in accounts payable and accrued expenses decreased by $1.3 million over prior year end primarily driven by lower year over year costs. Capital expenditures in 2023 were $1 million compared to $4.6 million in 2022. Interest expense was $7.2 million in the fiscal year 2023 compared to $5.3 million in the prior fiscal year. Higher comparative interest rates in the current year drove the increase in interest expense. The debt level at the end of 2023 was $82.5 million or a 16.9% decrease compared to the year end 2022 at $99.3 million. Our availability under our line of credit with our senior lending facility was $14.1 million at December 30, 2023.

In December of 2023, the Company completed a sale and leaseback of its distribution facility in Adairsville, Georgia. The sale resulted in a gain of over $8 million and a reduction of the Company’s existing debt of approximately $16 million.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports 2023 Results

March 8, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Twelve Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022

NET SALES	$66,674	$70,535	$276,343	$303,570
Cost of sales	48,644	60,680	202,464	249,946
GROSS PROFIT	18,030	9,855	73,879	53,624
Selling and administrative expenses	19,941	22,082	74,136	76,957
Other operating (income) expense, net	(8,859)	(20)	(9,172)	239
Facility consolidation and severance expenses, net	1,547	3,616	3,867	4,584
OPERATING INCOME (LOSS)	5,401	(15,823)	5,048	(28,156)
Interest expense	1,714	1,842	7,217	5,340
Other (income) expense, net	203	9	(431)	6
Income (loss) from continuing operations before taxes	3,484	(17,674)	(1,738)	(33,502)
Income tax provision (benefit)	54	7	214	(87)
Income (loss) from continuing operations	3,430	(17,681)	(1,952)	(33,415)
Loss from discontinued operations, net of tax	(270)	(773)	(766)	(1,664)
NET INCOME (LOSS)	$3,160	$(18,454)	$(2,718)	$(35,079)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.23	$(1.19)	$(0.13)	$(2.21)
Discontinued operations	(0.02)	(0.05)	(0.05)	(0.11)
Net income (loss)	$0.21	$(1.24)	$(0.18)	$(2.32)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.22	$(1.19)	$(0.13)	$(2.21)
Discontinued operations	(0.02)	(0.05)	(0.05)	(0.11)
Net income (loss)	$0.20	$(1.24)	$(0.18)	$(2.32)

Weighted-average shares outstanding:
Basic	14,824	14,914	14,783	15,121
Diluted	14,954	14,914	14,783	15,121

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The Dixie Group Reports 2023 Results

March 8, 2024

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$79	$363
Receivables, net	23,686	25,009
Inventories, net	76,211	83,699
Prepaid and other current assets	12,154	10,167
Current assets of discontinued operations	265	641
Total Current Assets	112,395	119,879

Property, Plant and Equipment, Net	31,368	44,916
Operating Lease Right-Of-Use Assets	28,962	20,617
Other Assets	17,130	15,982
Long-Term Assets of Discontinued Operations	1,314	1,552
TOTAL ASSETS	$191,169	$202,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$13,935	$14,205
Accrued expenses	16,598	17,667
Current portion of long-term debt	4,230	4,573
Current portion of operating lease liabilities	3,654	2,774
Current liabilities of discontinued operations	1,137	2,447
Total Current Liabilities	39,554	41,666

Long-Term Debt, Net	78,290	94,725
Operating Lease Liabilities	25,907	18,802
Other Long-Term Liabilities	14,591	12,480
Long-Term Liabilities of Discontinued Operations	3,536	3,759
Stockholders' Equity	29,291	31,514
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$191,169	$202,946

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The Dixie Group Reports 2023 Results

March 8, 2024

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended				Twelve Months Ended
	December 30, 2023	December 31, 2022	Increase (Decrease)%		December 30, 2023	December 31, 2022	Increase (Decrease)%

Net Sales as Reported	$66,674	$70,535	$(3,861)	(5.5)%	$276,343	$303,570	$(27,227)	(9.0)%
Number of Weeks	13	14			52	53
Adjusted Weekly Basis (1)	$5,129	$5,038	$91	1.8%	$5,314	$5,728	$(414)	(7.2)%

(1) The Company defines Adjusted Weekly Basis as net sales divided by number of weeks in the respective period.
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